Exhibit 10.1

LINCOLN NATIONAL CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

For Senior Management Committee (Other than CEO) &

Corporate Leadership Group

Terms in bold defined on cover sheet

This Restricted Stock Unit Award Agreement (the “Agreement”) is by and between Lincoln National Corporation (“LNC”) on behalf of itself and its affiliates, and the named Grantee (the “Grantee”), and evidences the grant on the specified Grant Date (the “Grant Date”) of Restricted Stock Units (“RSUs”) to Grantee, and Grantee’s acceptance of the RSUs, in accordance with the terms and provisions of the Lincoln National Corporation 2014 Incentive Compensation Plan effective May 22, 2014 (the “Plan”) and this Agreement.  LNC and Grantee agree as follows:

1. Number of Shares Granted.  Grantee is awarded the specified number of RSUs subject to the terms and restrictions as set forth in the Plan and in this Agreement.  In the event an adjustment pursuant to Section 10(c) of the Plan is required, the number of RSUs awarded under this Agreement and/or the number of shares of LNC common stock (the “Shares”) delivered pursuant to RSUs granted under this Agreement shall be adjusted in accordance with Section 10(c) of the Plan.  All RSUs after such adjustment (and/or Shares deliverable pursuant to RSUs granted under this Agreement) shall be subject to the same restrictions applicable to such RSUs (and/or Shares issuable pursuant to an RSU granted under this Agreement) before the adjustment.

2. Vesting of Restricted Stock Units.  Subject to Paragraph 8, below, the RSUs shall vest upon the earliest to occur of the following dates (such date, the “Vesting Date”), provided Grantee remains in Service (defined in Paragraph 10, below) through such date:

(a)	100% as of the third anniversary of the Grant Date; or
(b)	100% as of the date on which the Grantee has a Separation from Service (defined in Paragraph 10, below) on account of Total Disability (defined in Paragraph 10, below); or
(c)	100% as of the date of the Grantee’s death; or
(d)

100% as of the date of the Grantee’s involuntary Separation from Service other than for Cause (defined in Paragraph 10, below), provided such Separation from Service occurs within two years after a Change of Control pursuant to the definition in effect on the day immediately preceding such Change of Control; or

(e)	Pro-rata as of the date Grantee’s position is Job Eliminated, as that term is defined under the LNC Severance Pay Plan, and Grantee incurs a Page 1 1745976-1

Separation from Service;  provided,  however, that on or prior to the fifty-second (52nd) day following such Separation from Service, Grantee executes an Agreement, Waiver and General Release in form and substance satisfactory to LNC and all revocation periods applicable to such release have expired without such release having been revoked; or

(f)	Pro-rata as of the date on which Grantee Retires (defined in Paragraph 10, below).

The number of RSUs vesting pro-rata upon an event described in Subparagraphs 2(e) or (f) shall be calculated by taking a fraction where the denominator is equal to the number of days during the three-year period beginning on the Grant Date and ending on the third anniversary of the Grant Date (such three-year period, the “Vesting Period”), and the numerator is equal to the number of days that the Grantee provided Service during the Vesting Period, with this award multiplied by such fraction (rounding up the nearest whole RSU).

In the event that Grantee has a Separation from Service prior to the vesting of RSUs as set forth above, other than under the circumstances described in Subparagraphs 2(b) through (f), the RSUs shall be forfeited and automatically transferred back to LNC.  Upon forfeiture, Grantee shall have no further rights in such RSUs or Shares deliverable pursuant to an RSU granted hereunder.

3. Dividend Equivalent Rights.   No cash dividends shall be payable with respect to the RSUs.  Instead, for each RSU, Grantee shall have a dividend equivalent right (“DER”).  The DER shall entitle the Grantee to additional RSUs on each date that dividends are paid on Shares while the RSU is outstanding.  The number of RSUs to be credited on a dividend payment date based on each DER shall equal the number (or fraction thereof) obtained by dividing the aggregate dividend that would have been paid if the RSUs had been outstanding Shares by the Fair Market Value of a Share on the date of the payment of the dividend.  DERs have the same restrictions as the underlying RSUs.

4. Distribution of Shares.    Except as provided below, a Share shall be distributed to Grantee (or to Grantee’s estate) for every vested RSU (including RSUs credited based on DERs), on or within 60 days after the Vesting Date.

If Grantee’s RSUs vest pursuant to Subparagraph 2(e), above, such Shares shall be distributed to Grantee on the business day on or first following the fifty-fifth (55th) day after such involuntary Separation from Service.

Once a Share has been issued with respect to an RSU pursuant to this Agreement and the Plan, the Grantee shall have no further rights with respect to the RSU.

Notwithstanding anything in this Paragraph 4 to the contrary, in the case of a Key Employee (defined below) who is eligible for Retirement at any time prior to the third anniversary of the Grant Date, a distribution upon the Key Employee’s Separation from Service shall be made on the date that is six (6) months after the date on which the Key Employee has a Separation from Service.  A “Key Employee” means an employee who, as of his Separation from Service from LNC or its affiliates, is treated as a “specified employee” under

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Code section 409A(a)(2)(B)(i) (i.e., a key employee as defined in Code section 416(i) without regard to paragraph (5) thereof).  Key Employees shall be determined in accordance with Code section 409A.

5. Tax Withholding.   LNC will require Grantee to remit an amount equal to any tax withholding required by federal, state, or local law on the value of the RSUs at such time as LNC is required to withhold such amounts.  In accordance with procedures established by the Committee, Grantee may satisfy any required tax withholding payments in any combination of cash, certified check, or Shares  (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this award).  Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.

6. Voting Rights. Grantee shall have no voting rights with respect to RSUs.

7. Transferability.    Neither the RSUs granted under this Agreement, nor any interest or right therein or part thereof, shall be transferred, sold, pledged, hypothecated, margined or otherwise encumbered by the Grantee, except by will or the laws of descent and distribution.

8. Cancellation/Rescission of Award after Vesting or Distribution/Termination for Cause.

(a)If Grantee’s Service is terminated for Cause,  any Shares distributed in settlement of this award during the six (6) month period prior to such termination for Cause shall be rescinded and any such Shares not yet delivered in settlement of this award shall be cancelled without further action by the Compensation Committee of the LNC Board of Directors (the “Committee”) or its delegate.

(b)If Grantee fails to comply with the non-competition, non-solicitation, non-disparagement, or non-disclosure provisions described in Subparagraphs 9(a), 9(b), 9(c), and 9(d), below, before Shares are distributed in settlement of this award, this award shall be cancelled without further action by the Committee or its delegate.

(c)If requested by LNC, at the time Shares are to be distributed pursuant to this Agreement, Grantee shall certify in a form acceptable to LNC that Grantee is in compliance with the terms and conditions described in Subparagraphs 9(a), 9(b), 9(c), and 9(d), below.    Grantee’s failure to comply with Subparagraphs 9(a) through 9(d) at any time from the Grant Date through the six (6) month period after the date Shares are distributed in settlement of the RSUs shall cause such Shares to be rescinded.

(d)(1)  LNC shall notify Grantee in writing of any such rescission: (A) in the case of Subparagraph 8(a), not later than 90 days after such termination for Cause; and (B)   not later than 180 days after LNC obtains knowledge of Grantee’s failure to comply with Subparagraphs 9(a), 9(b), 9(c), or 9(d), below.

(2)  Within ten (10) days after receiving a rescission notice from LNC: (A) Grantee must surrender to LNC the Shares acquired upon settlement of this  award; or (B) if

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such Shares have been sold or transferred, (i) Grantee must make a payment to LNC of the proceeds from such sale or transfer, or (ii) if there are no proceeds from such transfer, Grantee must make a payment to LNC equal to the Fair Market Value of such Shares on the date of such transfer.

In all cases, Grantee shall pay to LNC the gross amount of any gain realized or payment received (not net of any withholding or other taxes paid by Grantee) as a result of the RSUs.

9.	Covenants.

(a) Non-Competition.  Grantee may not become employed by, work on behalf of, or otherwise render services that are the same or similar to the services rendered by Grantee to the business unit(s) for which Grantee provided Service or otherwise had responsibilities for at the time of his/her termination to any other organization or business that competes with or provides, or is planning to provide, the same or similar products and/or services.  Grantee understands and agrees that this restriction is nationwide in scope.

(b) Non-Solicitation.  Grantee shall not directly or indirectly hire, manage, solicit, or recruit any employees, agents, financial planners, salespeople, financial advisors, vendors, or service providers of LNC (including, but not limited to, doing a “lift-out” of same) whom Grantee had hired, managed, supervised, or otherwise became familiar with as a result of his/her Service.

(c) Non-Disparagement.  Grantee shall not (1) make any public statements regarding his/her Service (other than factual statements concerning the dates of Service and positions held) or his/her termination or Retirement from LNC that are not agreed to by LNC, such approval not to be unreasonably withheld or delayed; and (2) disparage LNC or any of its affiliates, its and their respective employees, executives, officers, or Boards of Directors.

(d) Non-Disclosure & Ideas Provision.  Grantee shall not, without prior written authorization from LNC, disclose to anyone outside LNC, or use in other than LNC’s business, any trade secrets or confidential and/or proprietary information received from or on behalf of, developed for, or otherwise relating to the business of, LNC.  Furthermore, Grantee agrees to disclose and assign to LNC all rights and interest in any invention or idea that Grantee developed or helped develop for actual or related business, research, or development work during the period of Grantee’s Service.

Notwithstanding anything herein to the contrary,  LNC may, in its discretion, waive Grantee’s compliance with Subparagraphs 9(a), 9(b), 9(c), or 9(d) in whole or part in any individual case.  Moreover, if Grantee’s Service is terminated by LNC other than for Cause, a failure by Grantee to comply with the provisions of Subparagraph 9(a), above, after such termination shall not in and of itself cause rescission if the Shares were distributed in settlement of the RSUs prior to Grantee’s date of termination.

10. Definitions. As used in this Agreement:

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“Cause” means a conviction of a felony or any fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of LNC or its affiliates.   With respect to a Grantee who is a member of LNC’s Senior Management Committee, Cause shall be determined in the sole discretion of the Committee.  For any other Grantee, Cause shall be determined in the sole discretion of LNC’s Chief Human Resources Officer.

“Retires” or “Retirement” means Grantee’s Separation from Service from LNC or any Subsidiary at age 55 or older with at least five (5) years of Service.

“Service” means Grantee’s continuous service as a common law employee of, or as a  planner with a full-time agent’s contract with, LNC or any Subsidiary.    Service as a common law employee is the period of time Grantee is on the payroll of LNC or a Subsidiary but prior to the time the Grantee has had a Separation from Service.  Service as a planner is the period of time Grantee’s full-time agent’s contract is in effect but prior to the time the Grantee has had a Separation from Service.

 “Separation from Service” has the meaning given such term in Code section 409A and the regulations issued thereunder.

“Subsidiary” means a corporation in which LNC has ownership of at least twenty-five percent.

“Total Disability” means (as determined by the Committee) a disability that results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience.  In addition, the disability must have lasted six (6) months and be expected to continue for at least six (6) more months or be expected to continue unto death.

11. Compliance with Securities Laws.    Shares shall not be issued with respect to RSUs unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of LNC, shall be further subject to the approval of counsel for LNC with respect to that compliance.

12. Incorporation of Plan Terms.  This award is subject to the terms and conditions of the Plan.  Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference.  In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the effective date set out above.

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LINCOLN NATIONAL CORPORATION

By:     /s/ Dennis R. Glass

Dennis R. Glass

President and Chief Executive Officer

Restricted Stock Unit Grant, Plan No. 88

3 Year Cliff Vesting

SMC & CLG

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